Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sterlite Industries (India) Limited:
We consent to the incorporation by reference in Registration Statement (No. 333-160580) on Form F-3 of our reports dated September 30, 2010, relating to the financial statements of Sterlite Industries (India) Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of the Indian Rupee into United States dollar amounts) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Sterlite Industries (India) Limited for the year ended 31 March 2010. We also consent to the reference to us in Item 3A. Selected Consolidated Financial Data.
/s/ Deloitte Haskins & Sells
Deloitte Haskins & Sells
Mumbai, Maharashtra, India
September 30, 2010